Exhibit 99.1

NeuroMetrix Receives Six Month Extension of Grace Period to Regain Compliance With NASDAQ Listing Requirements

WALTHAM, MA - (BUSINESS WIRE)—September 20, 2012— NeuroMetrix, Inc. (Nasdaq: NURO) today reported that it has received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) stating that it has been granted a six month extension until March 18, 2013 of the grace period to regain compliance with the minimum bid price requirement under NASDAQ Listing Rule 5550(a)(2) for continued listing on The NASDAQ Capital Market. During this grace period extension, NeuroMetrix common stock will continue to be listed on The NASDAQ Stock Market.

About NeuroMetrix

NeuroMetrix is an innovative medical device company that develops and markets home use and point-of-care devices, associated consumables, and support software for the treatment and management of diabetes and its complications. The company is focused on nerve related complications of diabetes, called diabetic neuropathies, which affect over 50% of people with diabetes. If left untreated, diabetic neuropathies trigger foot ulcers that may require amputation, cause disabling chronic pain, and increase the risk of falling in the elderly. The annual cost of diabetic neuropathies has been estimated at $14 billion in the United States. The company’s products are used by physicians and other clinicians in retail health settings such as pharmacies, and by managed care organizations to optimize patient care and reduce healthcare costs. The company markets the NC-stat® DPNCheck™ device, which is a rapid, accurate, and quantitative point-of-care test for diabetic neuropathy. This product is used to detect diabetic neuropathy at an early stage and to guide treatment. The company is in late stage development of SENSUS™, a pain management device which recently received Food and Drug Administration clearance. The company has additional therapeutic products in its pipeline. For more information, please visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations relating to the adoption of NC-stat DPNCheck, our ability to build a successful business focused on diabetic peripheral neuropathy, and our hope of expanding our commercial sales channel of our diabetic neuropathy products. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, our estimates of future performance, including the expected timing of the launch of our SENSUS product; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for our SENSUS product; and our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

SVP and Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com